UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                        Aavid Thermal Technologies, Inc.
                                (Name of Issuer)

                           Common Stock Par Value $.01
                         (Title of Class of Securities)

                                    002539104
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 002539104                    13G                    Page 2 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak Investment Partners V, Limited Partnership
06-1332464
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See
Instructions)
                                                                       (a) |_|
                                                                       (b) |_|
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------

4 Citizenship or Place of Organization

Delaware
--------------------------------------------------------------------------------

Number of       (5)  Sole Voting Power                  1,485,436 shares of
Shares                                                  common stock
Bene-
ficially        (6)  Shared Voting Power                Not applicable
Owned by
Each            (7)  Sole Dispositive Power             1,485,436 shares of
Reporting                                               common stock
Person
With            (8)  Shared Dispositive Power           Not applicable

--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   1,485,436 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                         |_|

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   22.6%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   PN
--------------------------------------------------------------------------------

Cusip No. 002539104                    13G                    Page 3 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak Associates V, Limited Partnership
06-1332465
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See
Instructions)
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------

4 Citizenship or Place of Organization

Delaware
--------------------------------------------------------------------------------

Number of       (5)  Sole Voting Power                  Not applicable
Shares
Bene-           (6)  Shared Voting Power                1,485,436 shares of
ficially                                                common stock
Owned by        (7)  Sole Dispositive Power             Not applicable
Each
Reporting       (8)  Shared Dispositive Power           1,485,436 shares of
Person                                                  common stock
With

--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   1,485,436 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                         |_|

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   22.6%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   PN
--------------------------------------------------------------------------------

Cusip No. 002539104                    13G                    Page 4 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak V Affiliates Fund, Limited Partnership
06-1334685
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See
Instructions)
                                                                       (a) |_|
                                                                       (b) |_|
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------

4 Citizenship or Place of Organization

Delaware
--------------------------------------------------------------------------------

Number of       (5)  Sole Voting Power                  33,412 shares of
Shares                                                  common stock
Bene-
ficially        (6)  Shared Voting Power                Not applicable
Owned by
Each            (7)  Sole Dispositive Power             33,412 shares of
Reporting                                               common stock
Person
With            (8)  Shared Dispositive Power           Not applicable

--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   33,412 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                         |_|

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   0.5%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   PN
--------------------------------------------------------------------------------

Cusip No. 002539104                    13G                    Page 5 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak V Affiliates
06-1334686
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See
Instructions)
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------

4 Citizenship or Place of Organization

Delaware
--------------------------------------------------------------------------------

Number of       (5)  Sole Voting Power                  Not applicable
Shares
Bene-           (6)  Shared Voting Power                33,412 shares of
ficially                                                common stock
Owned by
Each            (7)  Sole Dispositive Power             Not applicable
Reporting
Person          (8)  Shared Dispositive Power           33,412 shares of
With                                                    common stock

--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   33,412 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                         |_|

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   0.5%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   PN
--------------------------------------------------------------------------------

Cusip No. 002539104                    13G                    Page 6 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak Management Corporation
06-0990851
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See
Instructions)
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------

4 Citizenship or Place of Organization

Delaware
--------------------------------------------------------------------------------

Number of       (5)  Sole Voting Power                  Not applicable
Shares
Bene-           (6)  Shared Voting Power                1,518,848 shares of
ficially                                                common stock
Owned by
Each            (7)  Sole Dispositive Power             Not applicable
Reporting
Person          (8)  Shared Dispositive Power           1,518,848 shares of
With                                                    common stock

--------------------------------------------------------------------------------

9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   1,518,848 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                         |_|

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   23.1%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   CO
--------------------------------------------------------------------------------

Cusip No. 002539104                    13G                    Page 7 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Bandel L. Carano
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See
Instructions)
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
--------------------------------------------------------------------------------

Number of       (5)  Sole Voting Power                  Not applicable
Shares
Bene-           (6)  Shared Voting Power                1,518,848 shares of
ficially                                                common stock
Owned by
Each            (7)  Sole Dispositive Power             Not applicable
Reporting
Person          (8)  Shared Dispositive Power           1,518,848 shares of
With                                                    common stock

--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   1,518,848 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                         |_|

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   23.1%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN
--------------------------------------------------------------------------------

Cusip No. 002539104                    13G                    Page 8 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Gerald R. Gallagher
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See
Instructions)
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
--------------------------------------------------------------------------------

Number of       (5)  Sole Voting Power                  Not applicable
Shares
Bene-           (6)  Shared Voting Power                1,518,848 shares of
ficially                                                common stock
Owned by
Each            (7)  Sole Dispositive Power             Not applicable
Reporting
Person          (8)  Shared Dispositive Power           1,518,848 shares of
With                                                    common stock

--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   1,518,848 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                         |_|

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   23.1%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN
--------------------------------------------------------------------------------

Cusip No. 002539104                    13G                    Page 9 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Edward F. Glassmeyer
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See
Instructions)
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
--------------------------------------------------------------------------------

Number of       (5)  Sole Voting Power                  Not applicable
Shares
Bene-           (6)  Shared Voting Power                1,518,848 shares of
ficially                                                common stock
Owned by
Each            (7)  Sole Dispositive Power             Not applicable
Reporting
Person          (8)  Shared Dispositive Power           1,518,848 shares of
With                                                    common stock

--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   1,518,848 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                         |_|

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   23.1%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN
--------------------------------------------------------------------------------

Cusip No. 002539104                    13G                   Page 10 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Fredric W. Harman
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See
Instructions)
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
--------------------------------------------------------------------------------

Number of       (5)  Sole Voting Power                  Not applicable
Shares
Bene-           (6)  Shared Voting Power                1,518,848 shares of
ficially                                                common stock
Owned by
Each            (7)  Sole Dispositive Power             Not applicable
Reporting
Person          (8)  Shared Dispositive Power           1,518,848 shares of
With                                                    common stock

--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   1,518,848 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                         |_|

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   23.1%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN
--------------------------------------------------------------------------------

Cusip No. 002539104                    13G                   Page 11 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Ann H. Lamont
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See
Instructions)
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
--------------------------------------------------------------------------------

Number of       (5)  Sole Voting Power                  Not applicable
Shares
Bene-           (6)  Shared Voting Power                1,518,848 shares of
ficially                                                common stock
Owned by
Each            (7)  Sole Dispositive Power             Not applicable
Reporting
Person          (8)  Shared Dispositive Power           1,518,848 shares of
With                                                    common stock

--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   1,518,848 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                         |_|

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   23.1%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN
--------------------------------------------------------------------------------

Cusip No. 002539104                    13G                   Page 12 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Eileen M. More
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See
Instructions)
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
--------------------------------------------------------------------------------

Number of       (5)  Sole Voting Power                  Not applicable
Shares
Bene-           (6)  Shared Voting Power                1,518,848 shares of
ficially                                                common stock
Owned by
Each            (7)  Sole Dispositive Power             Not applicable
Reporting
Person          (8)  Shared Dispositive Power           1,518,848 shares of
With                                                    common stock

--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   1,518,848 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                         |_|

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   23.1%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN
--------------------------------------------------------------------------------

                                                             Page 13 of 19 pages

                                  Schedule 13G
                          Common Stock, Par Value $.01
                               CUSIP No. 002539104

      The Schedule 13G, dated February 13, 1997, is hereby amended by this Amendment No. 1, which is being filed to report options to purchase an additional 2,445 shares of Common Stock and 55 shares of Common Stock which may be deemed to be held by Edward F. Glassmeyer on behalf of Oak Investment Partners V, Limited Partnership, and Oak V Affiliates Fund, Limited Partnership, respectively, as of December 31, 1996. Such options were not reported on the
Schedule 13G. Item 4 of this Amendment No. 1 and each cover sheet hereto have been corrected to reflect ownership of such options, as of December 31, 1996, but do not reflect changes in beneficial ownership by the Reporting Persons, or changes in outstanding shares, since December 31, 1996.

Item 1(a)         Name of Issuer:
                  Aavid Thermal Technologies, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:
                  One Eagle Square, Suite 509
                  Concord, NH 03301

Item 2(a)         Name of Person filing:

      Oak Investment Partners V, Limited Partnership
      Oak Associates V, Limited Partnership
      Oak V Affiliates Fund, Limited Partnership
      Oak V Affiliates
      Oak Management Corporation
      Bandel L. Carano
      Gerald R. Gallagher
      Edward F. Glassmeyer
      Fredric W. Harman
      Ann H. Lamont
      Eileen M. More

Item 2(b)         Address of Principal Business Office or, if none,
                  Residence:
                        c/o Oak Management Corporation
                        One Gorham Island
                        Westport, CT 06880

Item 2(c)         Citizenship:

      Please refer to Item 4 on each cover sheet for each filing person

                                                             Page 14 of 19 pages

Item 2(d)         Title of Class of Securities:
                  Common stock, $.01 par value

Item 2(e)         CUSIP Number: 002539104

Item 3            Not Applicable.

Item 4            Ownership.

      The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Entities is based upon 6,515,215 shares outstanding as of November 8, 1996, as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 1996, plus the shares issuable upon exercise of the options described in the following sentence. Amounts shown as beneficially owned include currently exercisable options to purchase 66,015 shares of Common Stock and 1,485 shares of Common Stock which may be deemed to be held by Edward F. Glassmeyer on behalf of Oak Investment Partners V, Limited Partnership, and Oak V Affiliates Fund, Limited Partnership, respectively.

      Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

Item 5            Ownership of Five Percent or Less of a Class.

      Not applicable

Item 6            Ownership of More than Five Percent on Behalf of
                  Another Person.

      Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not applicable

Item 8            Identification and Classification of Members of the
                  Group.

      Not applicable

Item 9            Notice of Dissolution of Group.

      Not applicable

Item 10           Certification.

      Not applicable

Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated May 21, 1997


                                    Oak Investment Partners V,
                                    Limited Partnership


                                    By:   Oak Associates V,
                                          Limited Partnership,
                                          As General Partner


                                    By:   /s/ Edward F. Glassmeyer
                                          -------------------------------
                                          General Partner


                                    Oak Associates V, Limited
                                    Partnership


                                    By:   /s/ Edward F. Glassmeyer
                                          -------------------------------
                                          General Partner


                                    Oak V Affiliates Fund, Limited
                                    Partnership


                                    By:   Oak V Affiliates, As General
                                          Partner


                                    By:   /s/ Edward F. Glassmeyer
                                          -------------------------------
                                          General Partner


                                    Oak V Affiliates


                                    By:   /s/ Edward F. Glassmeyer
                                          -------------------------------
                                          General Partner

                                    OAK MANAGEMENT CORPORATION


                              By:   /s/ Edward F. Glassmeyer
                                    -------------------------------
                                    Name:  Edward F. Glassmeyer
                                    Title: President


                                    /s/ Bandel L. Carano
                                    -------------------------------
                                    Bandel L. Carano


                                    /s/ Fredric W. Harman
                                    -------------------------------
                                    Fredric W. Harman


                                    /s/ Gerald R. Gallagher
                                    -------------------------------
                                    Gerald R. Gallagher


                                    /s/ Edward F. Glassmeyer
                                    -------------------------------
                                    Edward F. Glassmeyer


                                    /s/ Ann H. Lamont
                                    -------------------------------
                                    Ann H. Lamont


                                    /s/ Eileen M. More
                                    -------------------------------
                                    Eileen M. More

                                INDEX TO EXHIBITS

                                                                  Page
                                                                  ----

EXHIBIT A               Agreement of Reporting Persons             18



                                    Exhibit A

      Each of the undersigned hereby agrees that Amendment No. 1 to the Schedule 13G filed on the date hereof with respect to the shares of Common Stock of Aavid Thermal Technologies, Inc. has been filed on behalf of the undersigned.


Signature:


      Dated May 21, 1997


                                    Oak Investment Partners V,
                                    Limited Partnership


                                    By:   Oak Associates V,
                                          Limited Partnership,
                                          As General Partner


                                    By:   /s/ Edward F. Glassmeyer
                                          -------------------------------
                                          General Partner


                                    Oak Associates V, Limited
                                    Partnership


                                    By:   /s/ Edward F. Glassmeyer
                                          -------------------------------
                                          General Partner


                                    Oak V Affiliates Fund, Limited
                                    Partnership


                                    By:   Oak V Affiliates, As General
                                          Partner


                                    By:   /s/ Edward F. Glassmeyer
                                          -------------------------------
                                          General Partner


                                    Oak V Affiliates


                                    By:   /s/ Edward F. Glassmeyer
                                          -------------------------------
                                          General Partner

                                    OAK MANAGEMENT CORPORATION


                              By:   /s/ Edward F. Glassmeyer
                                    -------------------------------
                                    Name:  Edward F. Glassmeyer
                                    Title: President


                                    /s/ Bandel L. Carano
                                    -------------------------------
                                    Bandel L. Carano


                                    /s/ Fredric W. Harman
                                    -------------------------------
                                    Fredric W. Harman


                                    /s/ Gerald R. Gallagher
                                    -------------------------------
                                    Gerald R. Gallagher


                                    /s/ Edward F. Glassmeyer
                                    -------------------------------
                                    Edward F. Glassmeyer


                                    /s/ Ann H. Lamont
                                    -------------------------------
                                    Ann H. Lamont


                                    /s/ Eileen M. More
                                    -------------------------------
                                    Eileen M. More